Exhibit 10.51

FEDERAL-MOGUL LLC
2018 LONG-TERM INCENTIVE PLAN MOTORPARTS SEGMENT
LTIP AWARD AGREEMENT
For the Period January 1, 2018 – December 31, 2020

THIS LTIP AWARD AGREEMENT (the “Agreement”) is made by and between Federal-Mogul LLC (Motorparts segment), a Delaware corporation (the “Company”), and [●], an officer or employee of the Company or a subsidiary of the Company (the “Participant”) effective as of January 1, 2018.

In consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Participant hereby agree as follows:

1.GRANT. The Company hereby grants to the Participant identified above a “Bonus Award” (sometimes referred to herein as the “Award”) (calculated in the manner set forth herein and the Plan) subject to the terms and conditions set forth herein and the Plan (defined below) (the "Terms"). No Bonus Award will be paid or payable hereunder unless the Participant earns the Bonus Award pursuant to Sections 6 and/or 7 hereof and Section V of the Federal-Mogul LLC (Motorparts segment) 2018 Long-Term Performance Plan dated as of January 1, 2018 (the “Plan”). This Bonus Award is granted pursuant to and is subject to the terms and conditions of the Plan. A copy of the Plan is attached as an exhibit hereto and the terms and conditions thereof are incorporated herein by this reference and are expressly made part of this Agreement. All terms used herein and defined in the Plan shall, unless otherwise defined herein, have the same meaning set forth in the Plan. The Bonus Award granted hereby is non-transferable except as otherwise permitted under the Plan.

2.PERFORMANCE PERIOD. The Performance Period for this Award shall be the three- year period commencing on January 1, 2018 and ending on December 31, 2020.

3.VESTING. The Performance-based portions of the Award shall be earned in accordance with Sections 6 and/or 7 hereof, subject to the Participant’s continuous employment throughout the Performance Period.

4.PERFORMANCE MEASURE. The performance measure for the Performance Period shall have three elements: Operational EBITDA (as defined below) for the Performance Period; ROWA (as defined below) for the Performance Period and Net Sales for the Performance Period (as defined below). All three of the elements will have a stand-alone 2018 measure and a three-year cumulative 2018 to 2020 measure. The payout of the stand-alone 2018 measure and three-year cumulative 2018 to 2020 measure are independent.

“Operational EBITDA1” is defined as disclosed in the Company’s public filings or audited financial statements in a manner consistent with past practices. For 2018, EBITDA will be adjusted for foreign currency exchange rates versus the Budget exchange rates. For the cumulative EBITDA (2018-2020), adjustments for foreign currency exchange rates will not apply

1 Operational EBITDA equals “CF EBITDA” in the company’s Onestream corporate reporting system.

Net Sales2 are defined as third party sales as disclosed in the Company’s public filings or audited financial statements in a manner consistent with past practices. Net Sales will be adjusted for sales from acquisitions and/or divestitures and do not include Motorparts sales to Federal-Mogul Powertrain. For 2018, Net Sales will be adjusted for foreign currency exchange rates versus the Budget exchange rates. For the cumulative Net Sales (2018-2020), adjustments for foreign currency exchange rates will not apply.

2 Net Sales equals value identified in account “6000” in the company’s Onestream corporate reporting system.

“ROWA” shall be expressed as a percentage and will be equal to Operational Earnings before interest, taxes and intangible amortization, divided by monthly average “Working Assets.” “Working Assets” is equal to accounts receivable plus inventory, less accounts payable, plus PP&E (plant, property and equipment), capitalized software, plus investment in non-consolidated joint ventures.    The ROWA calculation will assume factoring levels remain consistent with 2018 budget levels.

Notwithstanding anything herein to the contrary, for purposes of calculating Operational EBITDA, ROWA and Net Sales, the Compensation Committee may, in its sole and absolute discretion, adjust the calculation of Operational EBITDA, ROWA and Net Sales, or their respective targets, based on approved capital expansion plans, acquisitions, changes in foreign currency exchange rates and other changes in Company business for events or actions during the course of the Performance Period that vary from business plan assumptions or that are unusual, infrequent and/or non-recurring (including but not limited to goodwill impairments or legacy costs). For purposes of clarification, the Operational EBITDA performance target set forth in Section 6 is based on the Company’s current business plan.

Performance Metrics: Two Elements (see Appendix A):
Element One: Stand-alone 2018 period with specific KPI’s:

•	50% Operational EBITDA

•	25% ROWA

•	25% Net Sales

Element Two: Three-year (2018-2020) cumulative performance period

•	50% Operational EBITDA

•	25% ROWA

•	25% Net Sales

5.TIMING AND FORM OF PAYOUT. As soon as practicable after the close of the Performance Period, the Chief Financial Officer shall calculate the financial performance and the proposed payout under the Plan based on the achievement of the financial Performance Measure. The proposed payout shall be presented to the Compensation Committee for its review and approval. Once approved, payment of the Award shall be made within 30 days after such approval but not later than June 30th of the calendar year following the end of the Performance Period. All Award payments shall be reduced by amounts required to be withheld for taxes at the time payments are made.

6.DEATH OR SEPARATION FROM SERVICE DUE TO (i) TERMINATION BY THE COMPANY WITHOUT CAUSE, OR (ii) TERMINATION BY THE COMPANY DUE TO PARTICIPANT’S DISABILITY. In the event of the Participant’s death, or separation from service due to (i) termination by the Company for any reason other than Cause, or (ii) termination by the Company due to the Participant’s Disability, each, a “Qualifying Event”, in each case on or after January 1, 2020 and prior to the end of the Performance Period, the Compensation Committee may, in its sole and absolute discretion, take action to cause the Participant (or in the case of the Participant's death, the Participant's beneficiary) to be entitled to receive an Award payout equal to the Bonus Award (calculated in accordance with Sections 6 and/or 7 hereof) as if he or she had remained employed until the last day of the Performance Period, multiplied by a fraction, the numerator of which shall be the number of full calendar months during the period of January 1, 2018 through the date the Participant's employment terminated due to a Qualifying Event and the denominator of which shall be thirty-six (36), the total number of months in the Performance Period. The payment of any such amount shall be made according to same terms set forth in Section 8 above. As used herein, “Disability” shall have the meaning given to such term in Section 409A(a)(2)(C) of the Code.

7.SEPARATION FROM SERVICE FOR ANY REASON. Bonus Awards are not considered earned until they are approved by the Compensation Committee and are actually paid by the Company. Except as may be provided in Section 9 or Section 11, the Participant must be an employee of the Company and/or an Affiliate continuously from the date of this Award until the Bonus Award is paid. Consequently, if the Participant’s employment with the Company is voluntarily or involuntarily terminated prior to the Bonus Award payment date, he or she will be ineligible for payment of the Bonus Award, except as otherwise may be provided by the Compensation Committee or pursuant to Section 9, in which case any such Bonus Award to the Participant shall be paid at the time Bonus Awards are paid to active employees pursuant to Section 8 above or pursuant to Section 11.

8.PAYMENT UPON A CHANGE IN CONTROL. Notwithstanding anything to the contrary in this Agreement, upon the occurrence of a Change in Control during the Performance Period, the Compensation Committee may, but shall have no obligation to, take such action to provide for the payment of a pro-rated Bonus Award to the Participant with respect to such Performance Period or require the Company or its successor to assume or continue to be bound by this Agreement, in each case, under such terms and conditions as may be established by the Compensation Committee in its sole and absolute discretion.

9.NO LIMITATION ON RIGHTS OF THE COMPANY. The grant of this Award shall not in any way affect the right or power of the Company to make adjustments, reclassification, or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

10.CANCELLATION, RESCISSION, AND CLAWBACK OF AWARDS. In the event of a restatement of the Company’s consolidated financial statements that would reduce the amount of any previously awarded Bonus Award, the related outstanding Awards will be cancelled or reduced accordingly. For Bonus Awards that have been paid, the Participant shall be obligated and required to pay over to the Company an amount equal to any gain realized as a result of the exercise, distribution or settlement (whether at the time of exercise, distribution or settlement or thereafter) of such Bonus Awards.

Additionally, the Compensation Committee may at any time, in its sole and absolute discretion, cancel, declare forfeited, rescind, or require the return of any outstanding Award (or a portion thereof) upon the Compensation Committee determining, at any time (whether before or after the grant date of the Award), that the Participant has engaged in misconduct (including by omission) or that an event or condition has occurred, which, in each case, would have given the Company the right to terminate the Participant’s employment for Cause. In addition, at any time following the payment of an Award, the Compensation Committee may, in its sole and absolute discretion, rescind any such payment and require the repayment of an Award (or a portion thereof) upon the Compensation Committee determining, at any time (whether before or after the payment of the Award), that the Participant has engaged in misconduct (including by omission) or that an event or condition has occurred, which, in each case, would have given the Company the right to terminate the Participant’s employment for Cause.

The Compensation Committee’s determination that the Participant has engaged in misconduct (including by omission), or that an event or condition has occurred, which, in each case, would have given the Company the right to terminate the Participant’s employment for Cause, and its decision to require rescission of an Award’s payment, shall be conclusive, binding, and final on all parties. The Compensation Committee’s determination that the Participant has violated the terms of the Plan or the Award and the Compensation Committee’s decision to cancel, declare forfeited, or rescind an Award or to require rescission of an Award’s payment shall be conclusive, binding, and final on all parties.

In connection with any cancellation, forfeiture or rescission contemplated by this Section 13 or the Plan, the terms of repayment by the applicable Participant shall be determined in the Compensation Committee’s sole and absolute discretion, which may include, among other terms, the repayment being required to be made (i) in one or more installments or payroll deductions or deducted from future bonus payments or (ii) immediately in a lump sum in the event that such Participant incurs a termination of employment.

To the extent not prohibited under applicable law, the Company, in its sole and absolute discretion, will have the right to set off (or cause to be set off) any amounts otherwise due to the Participant from the Company in satisfaction of any repayment obligation of such Participant hereunder, provided that such amounts are exempt from, or set off in a manner intended to comply with the requirements of, Section 409A of the Code.

11.NOTICE. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered by electronic mail or personally, or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered (if sent by electronic mail or personal delivery) or, if mailed, three days after the date of deposit in the United States mail, in the case of the Company to the Chief Financial Officer and, in the case of the Participant, to his or her address on file with the Company or, in each case, to such other address as may be designated in a notice given in accordance with this Section 14. Electronic mail notices to Participant shall be sent to his or her e-mail address on file with the Company, and electronic mail notices to the Company shall be sent to the Company’s Human Resources Department.

12.GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

13.PARTICIPANT ACKNOWLEDGMENT. The Participant hereby acknowledges receipt of a copy of the Plan, has read and understands the Plan, and agrees to be bound by all terms and provisions contained therein.

14.DEFINITIONS. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Plan.

15.UNFUNDED STATUS. The Bonus Award constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant, subject to the terms and conditions of this Agreement and the Plan, payment in respect of the Award as provided herein. By accepting this Bonus Award, the Participant understands that this grant does not confer any legal or equitable right (other than those constituting the Bonus Award) against the Company or any of its affiliates, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or any of its affiliates. The rights of the Participant (or any person claiming through the Participant) under this Agreement shall be solely those of an unsecured general creditor of the Company.

16.NO RIGHT TO CONTINUED EMPLOYMENT. Nothing in this Agreement shall be interpreted or construed to confer upon the Participant any right with respect to continuance of employment by the Company or one of its subsidiaries, nor shall this Agreement interfere in any way with the right of the Company or one of its subsidiaries to terminate the Participant’s employment therewith at any time. In addition, the Bonus Award is provided solely as an incentive and shall not constitute part of the Participant’s employment compensation package. The Bonus Award shall not be considered part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, long-service awards, pension, or retirement benefits or similar payments and does not create any acquired rights.

17.TAX WITHHOLDING. The Participant shall be liable for any and all federal, state, provincial, local or foreign taxes, pension plan contributions, employment insurance premiums, social insurance contributions, amounts payable to a governmental and/or regulatory body in the Participant’s country and other levies of any kind required by applicable laws to be deducted or withheld with respect to the Bonus Award (collectively, the “Withholding Taxes”). The Company and its subsidiaries shall have the right to deduct and withhold all required Withholding Taxes from any payment or other consideration deliverable hereunder to the Participant.

18.PLAN DOCUMENT CONTROLS. The rights herein granted are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully herein. In the event that the terms of this Agreement conflict with the terms of the Plan document, the Plan document shall control.

19.COMPLIANCE WITH SECTION 409A. The intent of the parties is that payments and benefits under this Agreement be exempt from, or comply with, Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance with such intent. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Participant by Code Section 409A (or analogous state laws) or any damages for failing to comply with Code Section 409A (or analogous state laws).

If the Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his or her termination of employment, no amount that is subject to Code Section 409A and that becomes payable by reason of such termination of employment shall be paid to the Participant before the earlier of (i) the date immediately following the expiration of the six-month period measured from the date of the Participant’s termination of employment, and (ii) the date of the Participant’s death. A termination of employment shall be deemed to occur only if it is a “separation from service” as defined in the Plan, and references in this Agreement to “termination,” “termination of employment,” or like terms shall mean a separation from service. This Section 22 shall not apply if the Participant is not a U.S. taxpayer (by reason of being a U.S. citizen, U.S. resident or otherwise).

20.DATA PROTECTION. By executing this Agreement, the Participant consents to the holding and processing of personal information provided by the Participant to the Company, any affiliate of the Company, trustee or third party service provider, for all purposes relating to the performance of this Agreement. These include, but are not limited to: (i) administering and maintaining Participant records; (ii) providing information to the Company, its affiliates, trustees of any employee benefit trust, registrars, brokers or third party administrators; (iii) providing information to future purchasers or merger partners of the Company or any of its affiliates, or the business in which the Participant works; and (iv) to the extent not prohibited by applicable law, transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.

21.CONFIDENTIALITY. By executing this Agreement, the Participant agrees and acknowledges that at all times, and notwithstanding any payment or forfeiture of this Award, he or she will hold in strict confidence and will not disclose the terms of this Bonus Award and/or the Plan to any third party, except to Participant’s spouse or significant other, legal counsel, financial or tax advisor, or as otherwise required by law. In the event Participant discloses such information to one or more of the foregoing individuals, such individual(s) shall also be bound by the confidentiality obligations set forth herein.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his or her own behalf, as of the day and year first above written.

FEDERAL-MOGUL LLC (MOTORPARTS SEGMENT)

By: _______________________________________

Title:

PARTICIPANT

Participant Signature

Date